[Material marked with an asterisk has been
                                   omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

                     NATIONAL FOOTBALL LEAGUE PROPERTIES, INC.
                     280 Park Avenue, New York, New York 10017
                     Area Code (212) 450-2000 FAX (212) 681-7599

PUBLISHING AGREEMENT TERM SHEET

LICENSEE: ULTIMATE SPORTS ENTERTAINMENT, INC.     DATE:     July 19,1999
ADDRESS:  5410 Wilshire Boulevard, Suite 611
          440220-568
          Los Angeles, CA 90036

THE FOLLOWING TERMS ARE MADE PART OF AND ARE SUBJECT TO ALL DEFINITIONS, TERMS AND CONDITIONS SET FORTH IN LICENSE
NO(S). 31107

MARKETING PROGRAM:  NFL QUARTERBACK CLUB
     TERM:          SEPTEMBER 1, 1999 - AUGUST 31, 2002
     TERRITORY:     THE UNITED STATES AND SUCH OTHER COUNTRIES THAT NFLP MAY
DESIGNATE IN WRITING.
LICENSED PRODUCTS: COMIC BOOK ADVENTURE STORIES FEATURING NFL QUARTERBACK CLUB MEMBERS AS HEROES; SUPER BOWL SPECIALS



FISCAL YEAR                  LICENSED PRODUCT                        ROYALTY%
     YEAR I  9/1/00-8/31/01  58308 COMIC BOOK ADVENTURE STORIES          *
     YEAR II 9/1/01-8/31/02  58308 COMIC BOOK ADVENTURE STORIES          *
                             60205 SUPER BOWL SPECIALS                   *

FISCAL YEAR                  MINIMUM GUARANTEE
     YEAR I 9/1/00-8/31/01   $*  (DUE NO LATER THAN 3/31/00
                             NOTWITHSTANDING ANYTHING
                             TO THE CONTRARY CONTAINED
                             IN THE LICENSE.)

     YEAR II 9/1/01-8/31/02  $*  (DUE NO LATER THAN 3/1/01
                             NOTWITHSTANDING ANYTHING TO
                             THE CONTRARY CONTAINED IN
                             THE LICENSE.)


AUTHORIZED BRANDS FOR
LICENSED PRODUCT(S):     ULTIMATE SPORTS, INC.

LICENSED MARK(S) FOR
LICENSED PRODUCT(S): QB CLUB MARKS AND THE QB MEMBER MARKS OF THE QBC MEMBERS LISTED ON THE ATTACHED EXHIBIT FL.
DISTRIBUTION CHANNELS FOR INTERNET, STADIUM SHOPS/STADIUM CONCESSIONAIRES, BOOK STORES, TEAM SALES, HOBBY SHOPS, TOY STORES,
LICENSED PRODUCT(S): DISCOUNT STORES, DIRECT MAIL, SPONSORED PREMIUMS, NEWSSTANDS, SPORTING GOODS STORES, HOME SHOPPING
CHANNELS


RENEWAL REQUEST DATE:                                          SEPTEMBER 1, 2001

PROMOTIONAL PRODUCTS: N/A

COOPERATIVE FUND: N/A

ADVERTISEMENTS: N/A

SPONSORSHIPS: N/A

ADDITIONAL TERMS:

NFLP SHALL HAVE THE RIGHT TO CHANGE THE QB MEMBER MARKS IN ITS SOLE DISCRETION PROVIDED THAT NFLP SHALL NOTIFY LICENSEE OF ANY CHANGE IN THE QB MEMBER MARKS.

WITHOUT LIMITING THE RIGHTS OF NFLP OR THE QB CLUB IN ANY WAY, NOTHING CONTAINED IN THIS LICENSE SHALL PREVENT OR IN ANY WAY LIMIT NFLPS AND/OR THE QB CLUB'S RIGHTS TO ENTER INTO AGREEMENTS INVOLVING THE USE OF CHARACTERS DEPICTING, BASED ON OR DERIVED FROM ANY OF THE QBC MEMBERS ANDLOR THE QB MARKS OTHER THAN THE QB CHARACTERS AS SET FORTH IN PARAGRAPH II OF THIS LICENSE.

LICENSEE DOES NOT HAVE THE RIGHT TO SELL ANY APPROVED PROMOTIONAL MATERIALS.

31107 ULTIMATE SPORTS ENTERTAINMENT, INC. TERM SHEET


                     National Football League Properties, Inc.


                                  280 Park Avenue,
                              New York, New York 10017
                     Area Code (212) 450-2000 FAX (212) 681-7599

                                PUBLISHING AGREEMENT

LICENSEE: ULTIMATE SPORTS ENTERTAINMENT                  DATE: July 19,1999
ADDRESS:  5410 Wilshire Boulevard, Suite 611             No(s).: 300-440220-568
          Los Angeles, CA 90036

National Football League Properties, Inc. ("NFLP") has the exclusive right to license for commercial purposes the trademarks of the National Football League ("NFL") and the thirty-one professional football teams that comprise the NFL ("Member Clubs") and the NFL Quarterback Club ("QB Club") and its Members ("QBC Members") when used in groups of three (3) or more. Licensee, whose name and address are set forth above, desires to use certain of these trademarks in accordance with the terms and conditions of this agreement ("License"). In consideration of the mutual premises, covenants and undertakings contained in this License, the parties to this License agree as follows:

I. Definitions used in this License, the terms listed on the attached Term Sheet or Term Sheets and elsewhere in this License have the following meanings:

a. "ADVANCE ROYALTY PAYMENT": The amount to be credited to Royalty payments due for the corresponding Fiscal Year payable to NFLP upon the execution of this License for Fiscal Year I and on or before April 15 for each successive Fiscal Year.

b. "ADVERTISEMENTS": Advertising space in designated NFLP publications to be purchased by Licensee in accordance with this License.

c. "AFFILIATE": Any person or entity in which Licensee or any owner, majority shareholder, officer or director of Licensee has any direct or indirect beneficial or ownership interest or is a joint venture partner.

d. "AUTHORIZED BRANDS": The only brand names Licensee may use in association with the Licensed Products.

e. "CLUB MARKS": The full team names, nicknames, helmet designs, uniform designs, logos, slogans and other identifying symbols and indicia adopted for commercial purposes by the Member Clubs.

f. "COOPERATIVE FUND": The amount payable to NFLP during each Fiscal Year for use by NFLP in connection with the designated Cooperative Program.

g. "DISTRIBUTION CHANNELS": The channels of trade in the Territory in which Licensee may distribute for sale or sell each Licensed Product as defined in Exhibit I attached to this License or the attached Term Sheet.

h. "FISCAL YEAR": The period beginning on April 1 of any year and ending on March 31 of the following year except for Fiscal Year 1, which will begin on the date this License is fully-executed and will end on March 31 of the following year.

i. "LEAGUE MARKS": "National Football League", "NFL", "National Football Conference", "American Football Conference", "NFC", "AFC", "Super Bowl", "Pro Bowl", the NFL Shield design, and other identifying symbols, slogans and indicia adopted for commercial purposes by the NFL.

j. "LICENSED MARKS": The trademarks for which Licensee is granted certain limited, non-exclusive rights under this License.

k. "LICENSED PRODUCTS": All products for which Licensee may use the Licensed Marks in association with the Authorized Brands, if applicable. This license will refer to each distinct type of product as a "Licensed Product" since more than one product may be licensed (e.g. T-shirts and jackets would each be a Licensed Product).

l. "MARKETING PROGRAM": The program established by NFLP in connection with which Licensee may use the Licensed Marks as authorized under this License. Licensee shall abide by all rules, guidelines and policies established by NFLP for such Marketing Program, if applicable, which are deemed part of this License.

m. "MINIMUM ROYALTY GUARANTEE": The minimum amount of Royalty payments payable to NFLP on or before the 15th day following the end of each Fiscal Year.

n. "NET SALES": Gross sales of all Licensed Products sold or distributed for sale at the greater of Licensee's invoiced selling price or Licensee's normal domestic wholesale warehouse price or, in the case of Direct Retailer sales by Licensee only, the retail price less sales derived from returns received and credited and less reasonable quantity discounts as actually calculated on the invoice provided that the total returns in any Fiscal Year in which Licensee desires to deduct quantity discounts from Net Sales may not exceed ten percent (10%) of Net Sales for the corresponding Fiscal Year without NFLP's prior written consent only. Licensee shall not credit any return at a rate greater than the original invoiced selling price for such Licensed Products. There shall be no other deductions allowed including, without limitation, deductions for manufacturing costs, selling costs, distribution costs, advertising and promotional costs, freight, non-collected or uncollectable accounts, commissions, taxes, cash discounts, close out sales, distress sales, sales to employees, or any other costs. For purposes of this Agreement, Net Sales and all other referenced sales occur when Licensee invoices or ships any Licensed Product, whichever is earlier. If Net Sales are made to an Affiliate, the dollar amount of gross sales will be the greater of Licensee's regular price to unaffiliated accounts or the Affiliate's gross sales price to an unaffiliated account.

o.   "NFL MARKS": All League Marks and Club Marks, collectively.

p. "PREMIUMS": Any products, including the Licensed Products, bearing the NFL Marks or QB Marks other indicia of the NFL or its Member Clubs, the QB Club or its Members that Licensee sells or gives away for the purposes of promoting, publicizing or increasing the sale of its own products or services other than the Licensed Products, or that Licensee sells or gives away to any other party whom Licensee knows or should reasonably know intends to use such products for the purposes of promoting, publicizing or increasing the sale of any other party's products or services. Promotions include, without limitation, combination sales, incentives for sales force, and trade or consumer promotions.

q. "PROMOTIONAL PRODUCTS": The quantity of each Licensed Product that Licensee shall provide to NFLP at no cost during each Fiscal Year for use in connection with NFLP's Promotional Programs, as defined in Paragraph 5 of this License.

r.   "QB MARKS": All QB Club Marks and QB Member Marks, collectively.

s. "QB CLUB MARKS": The names, logos, symbols, emblems, and designs of the NFL Quarterback Club and other indicia, logos, nicknames and identifying slogans adopted by the QB Club;

t. "QB MEMBER MARKS": The names, likenesses, portraits, pictures, photographs, voices, signatures, facsimile signatures, and biographical information of the members of the QB Club.

u. "RENEWAL REQUEST DATE": The date by which NFLP must receive notification from Licensee of Licensee's desire to renew the License.

v. "ROYALTY": The amount of Net Sales Licensee shall pay to NFLP for all sales of the Licensed Products. Licensee shall calculate all Royalty payments according to Net Sales based on Licensee's normal domestic wholesale warehouse price. NFLP reserves the right to increase the rate of the Royalty during the Term, provided that it gives Licensee at least six (6) months written notice before such increase takes effect.

w. "SPONSORSHIP": The designated events for which Licensee will participate as a sponsor during each Fiscal Year of the Term subject to the execution of an NFLP Sponsorship Agreement.

x. "STYLE": A distinct prototype of a Licensed Product that differs from any other prototype of that same Licensed Product in any form or manner with respect to design, material, pattern, size, shape, Licensed Marks, editorial content or any other distinguishing characteristic involving the specifications for the production of all or any portion of that Licensed Product (e.g. T-shirts bearing the San Francisco 49ers logo and T-shirts bearing the San Diego Chargers logo would each be a Style of Licensed Product).

y.   "TERM": The time period for which this License shall be effective.

z. "TERRITORY": The geographic area in which Licensee shall have the right to sell the Licensed Products. Licensee is prohibited from selling Licensed Products F.O.B. outside the Territory without the prior written approval of NFLP.

aa. "UNIT": A single Licensed Product (e.g. one T-shirt and one jacket would each be a Unit).

2.   GRANT OF LICENSE

     Subject to all of the terms and conditions of this License, NFLP grants Licensee the non-exclusive right to use the Licensed Marks in connection with the manufacture, publication, distribution, sale, and advertising of the Licensed Products under the Authorized Brand in the Distribution Channels in the Territory in accordance with all policies, rules and regulations of the Marketing Program, if applicable, and NFLP, which are deemed part of this License. Except as expressly provided on the Term Sheet, Licensee shall have no right to use any of the QB Marks in connection with the Licensed Products or otherwise. Unless otherwise indicated on the Term Sheet, Licensee shall have no right to distribute the Licensed Products directly to consumers as a Direct Retailer or otherwise. Licensee shall have no right to sell or distribute any Premiums unless Licensee receives a separate Premium License from NFLP and pays NFLP the applicable Royalty under such Premium License. Licensee shall not use the Licensed Products as Premiums or permit the use of the Licensed Products as Premiums by any party whom Licensee knows or should reasonably know intends to use the Licensed Products as Premiums.

3.   TERMS OF PAYMENT

a. Licensee shall pay NFLP the Royalty on all sales of the Licensed Products. Regardless of whether any sales occur during any Fiscal Year, Licensee shall also pay NFLP the applicable Advance Royalty Payment and Minimum Royalty Guarantee for each Fiscal Year during the Term. Advance Royalty Payments and any payments made to satisfy the Minimum Royalty Guarantee are not refundable. Licensee may credit the Advance Royalty Payment and Royalty payments made to NFLP during each Fiscal Year to the Minimum Royalty Guarantee for the corresponding Fiscal Year only. Licensee may not credit such amounts to the Advance Royalty Payment, Minimum Royalty Guarantee or any other payment required under this License for any other Fiscal Year. If the Term Sheet assigns a per-product Advance Royalty Payment and Minimum Royalty Guarantee, then Licensee may only credit the Advance Royalty Payment for such product and Royalty payments from the sales of such product toward the corresponding Minimum Royalty Guarantee for such product in the corresponding Fiscal Year. If NFLP terminates this License, for the Fiscal Year in which termination occurs

     ("Termination Fiscal Year") Licensee shall pay NFLP the Royalty on all sales of the Licensed Products made during the Termination Fiscal Year or a pro rated portion of the Minimum Royalty Guarantee owed in excess of the Advance Royalty Payment ("Termination Guarantee"), whichever is greater. For purposes of this paragraph the pro rated Minimum Royalty Guarantee will be calculated as follows:


TERMINATION GUARANTEE    X    NO. OF  DAYS COMPLETED IN TERMINATION FISCAL YEAR

          1                              365

b. On or before the 15th day of each calendar quarter, Licensee shall make all Royalty payments to NFLP due on sales of the Licensed Products during the preceding calendar quarter. Simultaneously with the Royalty payment, Licensee shall furnish full and accurate statements of the Net Sales of each Licensed Product sold and distributed during such calendar quarter on forms provided by NFLP. The statements will include the quantity and description of each Licensed Product itemized by Member Club if applicable, the gross sales price, itemized deductions from the gross sales price, any returns made during the preceding quarter, and the resulting Net Sales on which Licensee calculated the Royalty amount. Licensee shall furnish such statements for each Licensed Product regardless of whether it sold any such Licensed Product during the preceding quarter. NFLP's receipt or acceptance of any statement or Royalty payment or the cashing of a Royalty check will not preclude NFLP from questioning the correctness of such statements or payments at any time. Upon discovery of any verifiable inconsistency or mistake in such statements or payments, Licensee shall immediately rectify such inconsistency or mistake.

c. Licensee shall pay NFLP all other amounts listed on the Term Sheet attached to this License, if applicable, in accordance with the dates provided in such Term Sheet.

d. Licensee shall pay NFLP an additional charge of one and one-half percent (1.5%) per month on any payment due under this License that remains unpaid fifteen (15) days after such payment becomes due.

4.   QUALITY CONTROL

a. Prior to making any use of any Style of any Licensed Product, Licensee shall submit to NFLP for its approval at Licensee's sole cost and expense at the following applicable stages: (i) finished artwork or final proofs;
     (ii) pre-production samples or strike-offs for such proposed Style;
     (iii) a preliminary draft of the complete text and (iii) a sample Unit of the finished version of such Style, including the final complete text, together with all packaging, cartons, containers, hangtags and wrapping materials related to such Unit ("Related Materials"). For Styles that differ solely with respect to the Licensed Marks, Licensee may submit a sample Unit of one Style along with artwork of the Styles bearing the other Licensed Marks for approval purposes unless NFLP requests a sample Unit of each such Style. NFLP shall use its best efforts to promptly evaluate all such submissions and provide Licensee, if applicable, with quality standards and specifications for the finished Units of each Style. Upon approval of the finished version of a sample Unit of a Style, NFLP shall execute a Product Approval Form that will contain any applicable quality standards and specifications. License shall not manufacture, publish, sell, distribute or advertise any Style of a Licensed Product unless NFLP has executed a Product Approval Form for such Style.

b. All Product Approval Forms are effective for one Fiscal Year only and Licensee must resubmit to NFLP each Style of each Licensed Product previously approved by NFLP for quality control approval each Fiscal Year. From time to time, NFLP may request additional sample Units of any Style of any Licensed Product to confirm continued compliance with NFLP's quality control guidelines and any applicable quality standards and specifications. NFLP shall have the right to withdraw its approval of any Style of any Licensed Product if, in NFLP's sole judgment, such sample Units cease to conform to such guidelines, standards or specifications or otherwise deviate in quality from the previously approved sample Units. Upon notice by NFLP to Licensee that the Product Approval Form for a Style of a Licensed Product has been withdrawn, Licensee shall immediately cease to manufacture, publish, distribute, sell or advertise any further Units of such Style until such time as a new Product Approval Form has been executed and delivered by NFLP.

c. Licensee shall not make any modification to any Style for which NFLP has issued a Product Approval Form or depart from any applicable quality standards and specifications for any Style unless NFLP has approved such modification for such Style and issues a new Product Approval Form. Licensee acknowledges that the manufacture, publication, use, sale, distribution, or advertising of any Style that deviates from the Style approved by NFLP will constitute a material breach of this License. Upon such breach, NFLP may terminate this License immediately.

d. Licensee represents and warrants that it shall not use any design created in connection with the Licensed Products on any product which is of the same grade and quality as the Licensed Products but does not bear the Licensed Marks.

5.   ADVERTISING AND PROMOTIONAL MATERIALS

a. Licensee will not use the Licensed Marks or any reproduction of them, including without limitation, Photographs or Computer Art, as defined in Paragraph 10a, in any advertising, promotion, publicity or display materials (collectively "Promotional Materials") without receiving NFLP's prior written approval executed on a Promotional Approval Form supplied to Licensee by NFLP. Licensee may use such approved Promotional Materials only in conjunction with the Styles of Licensed Products that NFLP has approved. Licensee shall submit to NFLP all Promotional Materials at the following applicable stages appropriate to the medium used: (i) conceptual stage, pre-production art or rough cuts; (ii) layout, storyboard and script; (iii) finished materials; and (iv) at any other time as reasonably requested by NFLP. Licensee shall ensure that it submits all proposed Promotional Materials and any modifications to previously approved Promotional Materials to NFLP in a timely fashion that will ensure NFLP has adequate time to review such materials prior to the date of their proposed use by Licensee. NFLP shall use best efforts to evaluate all such Promotional Materials' submissions within ten (10) business days of their receipt by NFLP. NFLP shall execute a Promotional Approval Form for all Promotional Materials that it approves. Licensee shall notify its retailers and/or Third Party Distributors that NFLP must approve all Promotional Materials involving or using in any form or manner the Licensed Marks. Licensee shall use best efforts to ensure that its retailers and/or Third Party Distributors do not publish, display or otherwise distribute such Promotional Materials without NFLP's prior written approval.

b. NFLP has the exclusive right, in its sole discretion, to approve or disapprove any Promotional Materials' submissions. Licensee acknowledges that NFLP may disapprove Promotional Materials that, in NFLP's opinion, reflect unfavorably upon NFLP, the NFL or its Member Clubs, the QB Club or the QBC Members including, without limitation, materials involving gambling, lotteries or other games inconsistent with the image of the NFL, the Member Clubs, the QB Club or the QBC Members, or the Licensed Products.

c. NFLP may withdraw its approval of any Promotional Materials if: (i) the Promotional Materials have been altered without the prior written approval of NFLP; (ii) the Style and/or the Licensed Product promoted in the Promotional Materials ceases to be approved under this License; or (iii) an event occurs that, in NFLP's opinion, causes NFLP's relationship with Licensee or any Licensed Product to adversely reflect upon the professional or business reputation of the NFL, its Member Clubs, the QB Club, the QBC Members or NFLP.

d. Licensee represents that NFLP has the right to conduct promotions and special events in its sole discretion and to print catalogs, sales sheets and brochures involving representative merchandise from NFLP's licensees ("Promotional Programs"). Licensee shall supply within ten (10) business days of any request by NFLP, at no charge to NFLP, all or any portion of the quantity of Promotional Products specified on the Term Sheet required by NFLP for use, in NFLP's sole discretion, in such Promotional Programs.

e. Licensee shall pay NFLP the designated amounts for the Advertisements, Sponsorship, and Cooperative Fund, if applicable, on or before the corresponding dates listed on the Term Sheet attached to this License. NFLP shall use such payments in a manner determined by NFLP in its sole discretion.

f. During each Fiscal Year of the Term in which NFLP publishes the NFL Merchandise Catalogue, Licensee shall purchase a full-page advertisement in such catalogue at the rate established in NFLP's then-existing rate card. Licensee shall make such payment within fifteen (15) days from receiving an invoice from NFLP.

6.   DISTRIBUTION REQUIREMENTS
     Licensee shall distribute for sale and sell each Licensed Product only in the authorized Distribution Channels. Prior to distribution of any Licensed Product, Licensee shall submit to NFLP a list of its retail accounts for the Licensed Products for the purpose of determining which accounts fall within the Distribution Channels. NFLP shall determine, in its sole discretion, whether such retail accounts fall within the Distribution Channels and shall provide Licensee with a list of the approved retail accounts. Licensee shall manufacture, publish, distribute, sell and maintain inventory of sufficient quantities of each Style of each Licensed Product to meet the reasonable market demand in the Distribution Channels. Licensee shall not sell Licensed Products to any third party that Licensee knows or should reasonably know intends to sell the Licensed Products outside of the authorized Distribution Channels. If Licensee sells or distributes for sale other merchandise that does not bear the Licensed Marks but is of the same grade and quality as the Licensed Products, Licensee shall not discriminate in the granting of commissions and discounts to salespersons, dealers and distributors for the sale of the Licensed Products. If the Licensed Marks are Club Marks, Licensee acknowledges that it shall manufacture, publish, distribute and sell a commercially significant quantity of Units bearing the trademarks of each Member Club individually in each Style. Licensee shall have no right to distribute the Licensed Products via computer on-line services unless expressly indicated on the Term Sheet.

7.   AUTHORIZED BRANDS
     Licensee shall only use the Authorized Brands, if applicable, in connection with the manufacture, publication, distribution, sale, and advertising of each Licensed Product. NFLP shall have the right, in its sole discretion, to remove or change any of the Authorized Brands, if applicable, during the Term. Licensee must receive the prior written approval of NFLP to use any other trademarks on the Licensed Products.

8.   NFLP'S PURCHASE OF LICENSED PRODUCTS
     In addition to the Promotional Products provided at no cost by Licensee, NFLP, the NFL and its Member Clubs, the QB Club and the QB Members shall have the right to purchase any of the Licensed Products in any quantity at the minimum wholesale price, excluding Royalty payments, that Licensee charges to its best customer, provided that NFLP will not require Licensee to pay a Royalty on such sales.

9.   THIRD PARTY RELATIONSHIPS

a. Licensee shall not assign, transfer, grant a security interest in the Licensed Products, or otherwise encumber any of its rights under this License to any Affiliate or other third party without NFLP's prior written consent. If Licensee assigns, transfers, grants a security interest in the Licensed Products, or encumbers any portion of this License without such consent, NFLP shall have the right to terminate this License immediately. Among other things, NFLP will consider the License assigned and subject to the requirements of this subparagraph if: (i) the beneficial ownership or control of fifty percent (50%) or more of Licensee's capital stock is transferred or otherwise conveyed;
     (ii) Licensee becomes part of any merger or consolidation; or (iii) the sale or transfer of all or substantially all of Licensee's assets occurs.

b. Licensee must receive NFLP's prior written consent to use a domestic or foreign third party manufacturer or publisher of any Licensed Product or any portion of any Licensed Product, including patches, labels and emblems made by any party that is not already a licensee of NFLP ("Third Party Manufacturer"). NFLP shall have the right to approve or disapprove any Third Party Manufacturer in its sole discretion. NFLP's approval of any Third Party Manufacturer, if granted, will be contingent on the execution of an agreement between NFLP and the approved Third Party Manufacturer. Notwithstanding such agreement, Licensee shall at all times remain primarily obligated to NFLP under this License and shall take all necessary efforts to ensure that such Third Party Manufacturer uses the Licensed Marks only to manufacture or publish the designated Licensed Product and for no other purpose including, without limitation, promoting or selling the Licensed Product. If such Third Party Manufacturer has made an unauthorized use of the Licensed Marks, Licensee shall fully cooperate with NFLP to ensure that such unauthorized use ceases promptly. Licensee shall be primarily obligated to ensure that each Licensed Product produced by such Third Party Manufacturer complies with the requirements of Paragraph 4 of this License.

c. Licensee shall not make any payments to any Member Club or to any shareholder, officer, director, employee, agent or representative of any Member Club, or to any employee, agent or representative of the NFL or its affiliates in such person's individual capacity, in connection with the use of any Licensed Marks under this License or otherwise as a direct result of sales of any Licensed Product. Licensee shall disclose to NFLP all existing agreements or agreements being negotiated by Licensee or its agent between Licensee and any Member Club or any shareholder, officer, director, employee, agent or representative of any Member Club, or any employee, agent or representative of the NFL or any of its affiliates in such person's individual capacity.

d. In the event that NFLP consents to any third party relationship under this Paragraph 9 or otherwise under this License, Licensee acknowledges that such approval will be contingent on the execution of an appropriate form or agreement supplied by NFLP.

10.  COMPUTER ARTWORK AND PHOTOGRAPHS

a. Subject to the requirements of Paragraph 4, if Licensee wishes to use computer artwork incorporating graphic depictions of the Licensed Marks owned and/or controlled by NFLP ("Computer Art") or photographs incorporating graphic depictions of the Licensed Marks owned and/or controlled by NFLP ("Photographs"), Licensee shall request such Computer Art or Photographs in a Use Application provided to Licensee by NFLP. If NFLP, in its sole discretion, approves such application, NFLP shall provide Licensee with Computer Art or Photographs at a rate established by NFLP in its sole discretion provided that, in the case of Photographs, Licensee must first sign NFLP's standard Photo Use Agreement. Licensee shall make any payment for the Computer Art or Photographs within thirty
     (30) days of receiving an invoice from NFLP. Licensee shall only use the Computer Art or Photographs in accordance with the terms and conditions of this License including, without limitation, Paragraph 11, and, in the case of Photographs, the Photo Use Agreement. The terms of the executed Photo Use Agreement will govern in the event of any conflict between the terms of this License and the terms of the Photo Use Agreement.

b. Licensee shall not make copies of the Computer Art or Photographs without the express written approval of NFLP and shall not use the Computer Art or Photographs for any purpose other than the purpose set forth in Licensee's Use Application. Licensee shall not provide the Computer Art or Photographs to any other party including a manufacturer or publisher, unless NFLP approves such party in accordance with Paragraph 9 of this License. Licensee shall take all steps necessary to prevent the unauthorized copying or use of the Computer Art or Photographs by third parties.

c. Upon the expiration or termination of this License, Licensee shall immediately deliver to NFLP all Computer Art and Photographs provided by NFLP and all copies and duplications of such Computer Art or Photographs and all related materials.

d. Licensee acknowledges that it has no right, title or interest in or to any of the Photographs, including, without limitation, copyrights in the Photographs. Licensee represents that it will not assert any rights in or to the Photographs during the Term of thereafter.

11.  PROTECTION OF RIGHTS

a. Licensee acknowledges that, as between NFLP and Licensee, NFLP exclusively owns the NFL Marks and QB Marks and all copyrights, trademarks and other proprietary rights in and to them. Licensee further acknowledges that NFLP shall own worldwide in perpetuity: (i) all artwork produced under this License bearing the NFL Marks and QB Marks ("Artwork") and all copyrights and other proprietary rights in such Artwork; (ii) all secondary marks and/or promotional concepts developed for use and used in connection with any Licensed Product ("Secondary Marks") and all copyrights and other proprietary rights in such Secondary Marks; (iii) all derivative works based on any of the NFL Marks, QIB Marks, Secondary Marks, Computer Art, or Artwork ("Derivative Works") and all copyrights and other proprietary rights in such Derivative Works; and (iv) all Computer Art and all copyrights and other proprietary rights in such Computer Art as well as duplicates and copies of it. Licensee's use of the Licensed Marks, Computer Art, Artwork, Secondary Marks and Derivative Works is for NFLP's benefit and Licensee will not acquire any rights in any of them by such use. Licensee acknowledges that NFLP will have the right to terminate this License if Licensee asserts any rights in or to any of the NFL Marks, QB Marks, Computer Art, Artwork, Secondary Marks and Derivative Works other than those granted under this License. Licensee shall not attack the trademarks, copyrights or other proprietary rights of NFLP, the NFL, its Member Clubs, the QB Club, or its Members during the Term or thereafter. Licensee and NFLP shall jointly own any and all characters in the Licensed Products created by Licensee depicting and/or based on or derived from any of the QBC Members and/or the QB Marks ("QB Characters"). Upon the expiration or termination of this License, neither party shall use any of the QB Characters without the other party's prior written approval.

b. Licensee hereby irrevocably assigns and transfers to NFLP all right, title and interest, including all copyrights and extensions and renewals thereof, in and to the Artwork, the Secondary Marks, the Derivative Works, the Computer Art, and all related proprietary rights (collectively the "Proprietary Materials"). At the request of NFLP, Licensee shall execute all documents confirming NFLP's rights in and to the NFL Marks, QB Marks and Proprietary Materials including an assignment of copyright in form and substance satisfactory to NFLP. Licensee shall cause each third party who makes or contributes to the creation of the Proprietary Materials to agree that all rights, including the copyrights, in his or her work shall be owned by NFLP and to execute necessary documents.

c. Licensee shall only display or use the Licensed Marks in the form and manner that NFLP has specifically approved in writing. Licensee shall cause to be irremovably and legibly printed or affixed in a clearly visible location approved by NFLP on every Unit of each Licensed Product, and all Related Materials, Proprietary Materials, and Promotional Materials the following:

     (i) Trademark Notices as directed and specified by NFLP, including a legend indicating that the NFL Marks are trademarks of the NFL or the Member Clubs, and are being used by Licensee under License from NFLP;
     (ii)  Copyright Notices as directed and specified by NFLP;
     (iii) The Marketing Program symbol, if applicable;
     (iv) Hangtags, inserts, the officially Licensed Product hologram label or hangtag, which must be used on all Licensed Products, and other identifying material required by NFLP;
     (v)   A permanent label displaying Licensee's name and the Authorized
           Brand;
     (vi)  Licensee's name, trade name and address; and
     (vii) All other notices required by NFLP to protect the interests of NFLP, the NFL, its Member Clubs, the QB Club and its Members.

d. Licensee will not use any Trademark or Copyright Notices on the Licensed Products, Related Materials, Proprietary Materials, and Promotional Materials that conflict with, negate or cause confusion with any notices required under this Paragraph 11. Licensee represents that, except for the Authorized Brands, if applicable, or as otherwise authorized in writing by NFLP, it will not associate other licensed properties, names, symbols, or designs with the Licensed Marks on any of the Licensed Products, Related Materials, Promotional Materials, and Proprietary Materials. Licensee will not use the Licensed Marks, QB Marks or NFL Marks on any business sign, business card, invoice, sales sheet, brochure, catalog, or other form, or as part of the name of Licensee's business except as authorized by NFLP in writing prior to such usage.

e. NFLP shall have the right to secure trademark and/or copyright registrations for the NFL Marks and QIB Marks. Upon request by NFLP, in addition to any other quantity of Licensed Products that Licensee must submit to NFLP under this License, Licensee shall deliver to NFLP, free of cost, twelve (12) Units of each Licensed Product with their Related Materials for such registration purposes provided that Licensee shall not owe any Royalty for such Units. Licensee shall provide NFLP with the date of first use of each Licensed Product in interstate and intrastate commerce. NFLP shall have the right to secure trademark and/or copyright registrations in NFLP's name for any Proprietary Materials created by Licensee or its agents for use in connection with any Licensed Product. By execution of this License, Licensee appoints NFLP as Licensee's attorney-in-fact coupled with an irrevocable interest to execute, acknowledge, deliver and record all registrations and all documents referred to in this Paragraph 11.

f. Licensee shall assist NFLP, at NFLP's expense, in the procurement, protection, and maintenance of NFLP's rights in and to the NFL Marks, QB Marks and the Proprietary Materials. NFLP may, in its sole discretion, commence or prosecute and control the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the NFL Marks, QB Marks or the Proprietary Materials either in its own name, or in the name of Licensee, or join Licensee as a party in the prosecution of such claims or suits. Licensee shall cooperate fully with and provide full assistance to NFLP in connection with any such claims or suits. Licensee shall promptly notify NFLP in writing of any infringement, imitations, or unauthorized use of the NFL Marks, QB Marks or Proprietary Materials by others. NFLP shall, in its sole discretion, determine whether to take action and the type of action, if any, to take against such infringement. Licensee shall not institute any suit or take any action on account of such infringements, imitations or unauthorized uses unless it receives NFLP's prior written consent. NFLP will receive the full amount of any settlement made or damages awarded in connection with any action taken against such infringement.

12. REPRESENTATIONS AND WARRANTIES

a.   Licensee warrants and represents that:
     (i) All of the illustrations and text in the Licensed Products are original and have not been published previously in whole or in part;
     (ii) Licensee is the sole owner of all rights, including the copyright, in the illustrations and text in the Licensed Products separate and apart from any material depicting the NFL Marks and QB Marks;
     (iii) Licensee at its own expense has obtained or will obtain and deliver to NFLP immediately any and all permissions and/or releases from third parties required for publication of any material provided by Licensee or for the exercise of any other rights conferred by this License;
     (iv) Licensee will not manufacture or publish any derivative work based on any Licensed Product during the Term or thereafter without a separate license executed by NFLP;
     (v) The Licensed Products do not contain libelous, defamatory, obscene, or otherwise unlawful matter, and do not infringe on the privacy, publicity, proprietary, copyright or other rights of any third party;
     (vi) Licensee has the full power, free or any prior contract, lien or other right, to enter into this License;

b. NFLP shall have no obligation to make an independent investigation to determine whether the foregoing warranties and representations are true and any such investigation by or for NFLP shall not constitute a defense to Licensee in any action based upon a breach or alleged breach of any of the foregoing warranties and representations. If NFLP determines that a substantial risk of liability to any third party exists, without relieving Licensee's of its obligations under this License, NFLP may undertake an investigation, verification and analysis of the Licensed Products and implement such revisions to the Licensed Products at Licensee's cost that NFLP determines may eliminate or lessen such risk. Licensee acknowledges that NFLP shall have no obligation to publish all or any portion of the Licensed Products.

13.  INDEMNIFICATION AND INSURANCE

a. During the Term and thereafter, Licensee shall be solely responsible for, defend, indemnify and hold harmless NFLP, the NFL, its Member Clubs, the QB Club, its Members and each of their respective affiliates, shareholders, officers, directors, agents and employees for, from and against any claims, demands, causes of action, damages, costs and expenses, including reasonable attorneys' fees, judgments, and settlements arising out of or in connection with: (i) Licensee's breach or alleged breach of any of its representations, warranties, covenants or obligations contained in this License; (ii) Licensee's use of the Licensed Marks except as provided in subparagraph (c) below; (iii) Licensee's noncompliance with any applicable federal, state, or local laws or regulations; or (iv) the manufacture, publication, distribution, sale, advertising or use of any Licensed Product. Licensee acknowledges that NFLP's approval of any Licensed
     Product pursuant to Paragraph 4 of this License or Promotional Materials or promotional concepts pursuant to Paragraph 5 of this License shall not relieve Licensee of its indemnification obligations under this Paragraph.

b. Licensee shall obtain and maintain at its own expense from a licensed and admitted insurance carrier with a rating not less than A from Best, a publisher's liability insurance policy and an advertising liability insurance policy that will each provide coverage of three million dollars ($3,000,000) for each occurrence. Licensee shall ensure that such policies:
     (i) will list the NFL, its Member Clubs, NFLP, the QB Club, the QBC Members, and each of their respective affiliates, shareholders, officers, directors, agents, and employees as additional insureds; and (ii) will each provide that they can not be canceled without at least thirty (30) days written notice to NFLP. Simultaneously with the execution of this License, Licensee shall submit to NFLP the fully paid policies or certificates of insurance. Compliance with this subparagraph (b) will not relieve Licensee of its other obligations under this Paragraph 13. The insurance coverage required under this License is not cumulative and will not extend to any other License or Agreement between Licensee and NFLP unless otherwise authorized by NFLP in writing.

c. During the Term and thereafter, NFLP shall indemnify and hold harmless Licensee, its officers, directors, agents and employees for, from and against any claims, demands, causes of action, damages, and reasonable attorneys' fees for trademark infringement arising out of the use of the Licensed Marks as strictly authorized under this License, provided that NFLP is given immediate notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action and further provided that Licensee shall cooperate in the defense of such claim as reasonably required by NFLP.

14.  FINANCIAL INFORMATION

a. Upon NFLP's request, Licensee shall provide NFLP with a statement from an independent certified public accountant attesting to Licensee's solvency. For the purposes of this License, "solvency" shall mean that Licensee is able to pay its obligations as they become due in the regular course of business.

b. On or before the 15th day of each month, Licensee shall provide NFLP with Licensee's Fiscal Year projections for sales and income for its overall the Licensed Products. Upon request by NFLP, Licensee shall provide NFLP with a list ranking its Licensed Products sales by retailer and/or Third Party Distributors for its top twenty-five (25) retail accounts or by retail accounts comprising seventy-five percent (75%) of its Net Sales, whichever is greater, and itemizing for each such retailer and/or Third Party Distributors a description and the number of Units of each Licensed Product sold.

c. Licensee shall notify NFLP in writing of any adverse material change in Licensee's financial condition that will likely affect its performance under this License at the time such material change occurs or when Licensee learns of the possibility of such a change, whichever is sooner, including, but not limited to, any possible adverse material change in Licensee's ability to make timely payments or keep accurate records due to any inability to process date/time data from, into or between the twentieth and twenty-first centuries.

15.  AUDITS AND INSPECTIONS

a. During the Term and for at least three (3) full Fiscal Years after the expiration or termination of the License, Licensee shall keep, maintain and preserve complete and accurate books of account and records covering all transactions relating to this License, including, without limitation, invoices, correspondence, inventory accounting, banking and financial records ("Records"). Licensee shall designate a symbol or number that will be used exclusively on Records relating to the Licensed Products and with no other articles that Licensee manufactures, publishes, distributes or sells. Licensee shall ensure that all invoices for the sale of Licensed Products to its retailers and/or Third Party Distributors will include the quantity and description of each Licensed Product itemized by Marketing Program, if applicable, Style and Member Club, if applicable.

b. During the Term and for at least three (3) full Fiscal Years after the expiration or termination of the License, NFLP and its duly authorized representatives will have the right during reasonable business hours to inspect and audit all Records and conduct a physical examination of Licensee's premises including its warehouses and manufacturing facilities and those of Third Party Distributors and Third Party Manufacturers. NFLP shall provide Licensee with no less than five (5) business days' written notice prior to such inspection, audit or examination; provided however, if compelling circumstances exist, as determined by NFLP in the exercise of its reasonable business judgment, NFLP may conduct an immediate inspection, audit or examination with no prior notice to Licensee. Licensee represents that it will fully cooperate with the inspection, audit or examination and will not cause or permit any interference with NFLP or its representatives during any inspection, audit or examination. During an inspection, audit or examination, NFLP shall have the right to make copies or extracts of Licensee's Records.

c. Licensee shall pay NFLP for the cost of any audit that discloses a payment deficiency of more than two percent (2%) between the amount due to NFLP pursuant to the audit and the amount Licensee actually paid or reported to NFLP. Licensee shall pay NFLP any deficiency amount together with interest on the deficiency amount pursuant to the provisions in Paragraph 3d of this License. Licensee shall pay NFLP the amount of any additional costs beyond the cost of the audit incurred by NFLP due to a change in an audit date scheduled by NFLP made at Licensee's request. Licensee shall pay such amounts within ten (10) days of invoicing by NFLP.

16.  TERMINATION

     Without prejudice to any other rights it may have in law, equity or otherwise, NFLP shall have the right to immediately terminate this License upon written notice to Licensee at any time if:

a. Licensee fails to generate Net Sales during any Fiscal Year satisfying the corresponding Minimum Royalty Guarantee or fails to generate Net Sales on any Licensed Product with a separate Minimum Royalty Guarantee satisfying the corresponding per-product Minimum Royalty Guarantee;

b. Licensee fails to deliver to NFLP or to maintain in full force and effect the insurance coverage referred to in Paragraph 13b of this License;

c. Licensee fails to make available its premises, Records or other business information to NFLP or its representatives or fails to provide full and complete information as required in Paragraphs 14 and 15 of this License;

d. Licensee manufactures, publishes, sells, distributes, advertises or uses any Style of any Licensed Product, or any Promotional Materials, or Proprietary Materials without the prior written approval of NFLP as required in this License, or after such written approval has been withdrawn by NFLP or has expired;

e. Licensee distributes or sells any Licensed Product outside the Territory or sells any Licensed Product to a third party that Licensee knows or should reasonably know intends to sell such Licensed Product outside the Territory;

f. Licensee distributes any Licensed Product outside the corresponding Distribution Channels, or sells any Licensed Product to any third party that Licensee knows or should reasonably know intends to sell such Licensed Product outside the corresponding Distribution Channels;

g. Licensee fails to obtain NFLP's written approval prior to assigning, transferring, granting a security interest in the Licensed Products or otherwise encumbering the License or prior to using a Third Party Manufacturer, Sublicensee, or any approved Third Party Manufacturer engages in conduct that would entitle NFLP to terminate the License if Licensee had engaged in such conduct;

h. Any sales representative of Licensee produces, inventories, warehouses or distributes any of the Licensed Products;

i. Licensee fails to satisfy the distribution requirements in Paragraph 6 of this License or otherwise fails to make timely and complete delivery of orders it has taken for any Licensed Product to seventy percent (70%) or more of its retail accounts and/or Third Party Distributors that collectively account for eighty percent (80%) of its Net Sales on one or more occasion during any Fiscal Year;

j. Licensee makes a material misrepresentation or omission in its license application form;

k. Licensee fails to make any payment or deliver any statement required under this License and fails to correct such default within ten (10) days of written notice of such default;

l.   Licensee breaches any other agreement in effect between Licensee and NFLP;

m. Licensee makes or agrees to make a payment to any Member Club or any shareholder, officer, director, employee, agent, or representative of a Member Club, or to any agent, representative or employee of the NFL or its affiliates in such person's individual capacity, in connection with the use of any Licensed Marks under this License or otherwise as a direct result of the sales of any Licensed Product, or Licensee fails to disclose to NFLP any existing agreement or agreement being negotiated by Licensee or Licensee's agent between Licensee and a Member Club or any shareholder, officer, director, employee, agent, or representative of a Member Club, or any agent, representative or employee of the NFL or its affiliates in such person's individual capacity;

n. Licensee disparages NFLP, the NFL, any of its Member Clubs, the QB Club, any of the QB Members or any of their respective shareholders, officers, directors and employees as determined by NFLP in its sole discretion, or otherwise engages in conduct that NFLP deems detrimental to the NFL or any of its Member Clubs the QB Club, any of the QB Members;

o. Licensee fails to comply with any applicable federal, state or local law or regulation in connection with this License;

p.   Licensee breaches any representation or warranty contained in Paragraph 12;
     or

q. Licensee fails to comply with any other material term or condition of this License.

17.  GOODWILL AND REPUTATION
     Licensee recognizes the great value of the goodwill associated with the NFL Marks and QB Marks and acknowledges that such goodwill belongs to the Member Clubs and the NFL, the QB Club or the QBC Members as the case may be and that such NFL Marks and QB Marks have Secondary meaning in the minds of the public. The nature of the business of NFLP, the NFL, and its Member Clubs, and the QB Club requires public respect for and trust in the reputation and integrity of the NFL and its Member Clubs, the QB Club and the QBC Members. NFLP may, at its sole option, terminate this License or withdraw some or all Product Approval Forms or Promotional Approval Forms by written notice to Licensee if any unanticipated factor, development or event causes NFLP's continued association with any one or more Licensed Product or Licensee to adversely reflect upon NFLP, the NFL or its Member Clubs, the QB Club and the QBC Members as determined by NFLP in its sole discretion, the QB Club or the QBC Members. In the event of such termination, Licensee shall pay to NFLP the Royalty on all sales of the Licensed Products made during the Termination Fiscal Year or the Termination Guarantee as defined in Paragraph 3a, whichever is greater, and all other amounts due to NFLP.
     Upon receipt of such payment, NFLP will reimburse Licensee for its salvage expenses or, in the case of unsalvageable Licensed Products, Licensee's manufacturing costs if NFLP does not permit Licensee to distribute the remaining inventory of Licensed Products.

18.  RENEWAL REQUEST
     NFLP must receive a written request from Licensee by no later than the Renewal Request Date, if applicable, listed on the Term Sheet or Term Sheets if Licensee desires to renew the License. If Licensee has complied with all terms and conditions of this License during the Term and NFLP desires, in its sole discretion, to negotiate a renewal License, NFLP shall negotiate with Licensee for the terms and conditions of a renewal License for a period of no more than sixty (60) days following NFLP's receipt of Licensee's renewal request notice. This License automatically expires at the end of the Term if NFLP does not receive Licensee's written request by the Renewal Request Date, Licensee has failed to comply with all terms and conditions of this License, NFLP elects not to negotiate a renewal License, or the parties are unable to reach an agreement within said sixty day negotiation period. Licensee acknowledges that NFLP has no express or implied obligation to renew the License. NFLP will have no liability to Licensee for any expenses incurred by Licensee in anticipation of any renewal or extension of this License.

19.  EFFECT OF EXPIRATION OR TERMINATION OF THE LICENSE

a. Sixty (60) days before the expiration of this License, Licensee will furnish to NFLP a statement showing the number of Units and description of such Units for each Style of each Licensed Product, Promotional Materials, and Proprietary Materials on hand or in process in Licensee's inventory. If this License is terminated by NFLP, Licensee shall furnish such statement within ten (10) days after notice of termination is given by NFLP.

b. After expiration or termination of this License for whatever reason, all rights granted under this Licensee will revert to NFLP and Licensee shall refrain from further use of, simulation of or reference to any and all of the NFL Marks and QIB Marks except as provided in this paragraph. Except for termination of this License by NFLP, Licensee will have ninety (90) days to dispose of the Licensed Products ("Sell-Off Period") that are on hand or in process at the time of such expiration, provided all statements and payments then due to NFLP are first made, Licensee is otherwise in compliance with all terms and conditions of the License, and such Sell-Off occurs at Licensee's regular selling price and within the Distribution Channels. During the Sell-Off Period, Licensee shall submit all payments and statements required under this License in accordance with the terms and conditions of the License.

c. If Licensee has remaining inventory of the Licensed Products upon the termination of this License or after the Sell-Off Period, if applicable, NFLP may, at its option: (i) purchase such inventory at Licensee's cost;
     (ii) require Licensee to deliver such inventory to NFLP for destruction at Licensee's expense; or (iii) require Licensee to destroy such inventory at Licensee's expense and furnish NFLP with an affidavit signed by an officer of Licensee attesting to such destruction. NFLP will have the right at any time before expiration or termination of this License and during the Sell-Off Period to conduct a physical inventory to, among other things, verify the quantity and Style of the Licensed Products in Licensee's inventory. If Licensee refuses to permit such physical examination of the inventory or fails to provide NFLP with the statement required in subparagraph a above, Licensee will forfeit its right to any Sell-Off Period.

d. Upon the termination of this License or immediately after the Sell-Off Period, Licensee shall deliver to NFLP all Proprietary Materials and all related materials, including software, created or used by Licensee in connection with this License and shall, at NFLP's option, destroy or sell to NFLP at Licensee's cost, any molds, plates and other items used to reproduce the Licensed Marks.

20.  PLAYERS AND COACHES
     Licensee acknowledges that this License does not grant Licensee any rights with respect to the name, likeness, signature, or other attributes of any player, coach, or other employee of the NFL except with respect to the QBC Members if such rights are expressly granted on the Term Sheet.
     Licensee shall be responsible for securing whatever rights may be required for the use of such names, likeness, signatures, or other attributes. Licensee represents that it will not exercise the rights granted in this License in any manner that will imply that Licensee has obtained any such rights without separate written authorization from the appropriate player, coach, or employee.

21.  NFL FILMS
     Licensee understands and acknowledges that this License does not grant Licensee any rights with respect to film or videotape footage of NFL game action and that Licensee must obtain such footage directly from NFL Films, Inc. ("NFL Films") on terms and conditions to be mutually agreed upon by Licensee and NFL Films. If Licensee desires to use such footage in connection with this License, NFLP must approve the proposed usage and subject matter of such footage in writing prior to its usage.

22.  INFORMATION TRANSMISSION
     If NFLP obtains the capacity to receive computer transmissions of any or all information required from Licensee under this License during the Term, Licensee shall begin to provide such information by such computer transmission as soon as practicably possible.

23.  NOTICES
     The parties to this License shall send all notices and statements required under this License to the respective addresses of the parties set forth above unless notification of a change of address is given in writing. Licensee shall direct all notices to NFLP to the Senior Director of Publishing with a copy to the General Counsel of NFLP. All notices required under this License must be in writing, must be sent by registered or certified mail, facsimile, or an overnight delivery service generally accepted in the industry that provides evidence of delivery, and shall be deemed to have been given at the time they are sent.

24.  RELATIONSHIP OF PARTIES
     The parties to this License are not partners, joint venturers, or agents and nothing in this License shall be construed to place them in any such relationship. Neither party will have the power to obligate or bind the other in any manner whatsoever. NFLP, the NFL, and its Member Clubs, the QB Club and the QBC Members in no way endorse, certify or guarantee the quality of the Licensed Products.

25.  GOVERNING LAW AND DISPUTES
     This License and any dispute arising under it shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles. All disputes pertaining to this License shall be decided by a state or federal court located in the City of New York and Licensee consents to personal jurisdiction in such courts.

26.  WAIVER
     Neither party to this License can waive or modify any provision of this License unless such waiver or modification is in a writing signed by both parties. Licensee acknowledges that NFLP's prior forbearance of any requirement of this License will not prevent NFLP from subsequently requiring full and complete compliance with such requirement or from exercising its rights under this License.

27.  CONFIDENTIALITY
     The parties to this License acknowledge that the terms of this License are confidential and each warrant that neither shall disclose such terms to any third party other than the disclosing party's accountants, agents or attorneys or as required by law, without the other party's prior written consent.

28.  SEVERABILITY
     If any paragraph or clause of this License is illegal or invalid or void for any reason, the remaining paragraphs and clauses of the License will remain in full force and effect.

29.  RELEASE

     In Consideration of the rights granted under this License, Licensee releases NFLP, the NFL, its Member Clubs, the QB Club, the QBC Members, and each of their respective affiliates, shareholders, officers, directors, agents and employees from any claims, demands, losses, expenses or damages, whether known or unknown, arising out of or in connection with or in any manner related to the manufacture, publication, distribution or sale of products bearing the Licensed Marks. Nothing in this paragraph will relieve NFLP of its obligations under Paragraph 12 (c) of the License.

30.  PUBLIC OR PRIVATE OFFERINGS

     Licensee shall not refer to this License or NFLP, the NFL or its Members Clubs or affiliates in any public or private offering, or other securities or financing document, without NFLP's prior written consent and then only on such conditions as NFLP deems appropriate in its discretion.

31.  MULTIPLE TERM SHEETS
     In the event that this License has multiple Term Sheets attached to it, the terms and conditions of this License will apply to each individual Term Sheet.

32.  ENTIRE AGREEMENT
     This License constitutes the entire agreement and understanding between the parties to this License with respect to the subject matter of this License and cancels, terminates, and supersedes any prior or contemporaneous agreement or understanding, whether oral or written, on this subject between Licensee and the NFL, its affiliates or Member Clubs, the QB Club, the QBC Members or NFLP. The headings in this License are for reference purposes only and have no legal effect.

33.  EXECUTION
     Licensee will make an offer to enter into this License by having a duly authorized officer or representative sign below and return the License with a check payable to NFLP for the Advance Royalty Payment required for Fiscal Year 1. An acceptance of the offer will occur and a binding agreement will exist only after an authorized officer or duly authorized representative of NFLP signs this License and delivers a fully-executed copy to Licensee. Licensee acknowledges that this Licensee will be deemed to have been executed in New York City.

LICENSEE: ULTIMATE SPORTS ENTERTAINMENT, INC.

BY:                                    DATE:

(Signature of officer, partner or individual duly authorized to sign)

TITLE:

NATIONAL FOOTBALL LEAGUE PROPERTIES, INC.

BY:                                    DATE:

(Signature of officer, partner or individual duly authorized to sign)

TITLE:

NFL QUARTERBACK CLUB

BY:                                    DATE:



(Signature of officer, partner or individual duly authorized to sign)

TITLE:

31107 ULTIMATE SPORTS ENTERTAINMENT


EXHIBIT I

DISTRIBUTION CHANNELS

The following definitions shall apply to this License:

1 . AIRPORT/HOTEL SHOP: A separate retail store located in an airport or hotel.

2. AUTOMOTIVE STORE: A retail store that carries as its primary retail items automotive supplies.

3. BOOK STORE: A retail store that carries as its primary items books and periodicals. Examples include, without limitation, Walden Books, and Barnes and Noble.

4. CARD/PARTY SHOP: A retail store that carries as its primary retail items cards or party products. Examples include, without limitation, Hallmark Stores.

5. COMPUTER/ELECTRONIC Store: A retail store that carries as its primary retail items computers, software, and computer accessories or electronic equipment and appliances. Examples include, without limitation, CompUSA and Computer City.

6. COMPUTER ON-LINE: Licensee, and no other organization, making the Licensed Product available for sale to consumers on the Internet or through a computer on-line service provided that Licensee may not distribute the Licensed Product via such media.

7. AMUSEMENT/CONVENIENCE Venues: Restaurants, convenience stores, gas stations, car and truck stops, amusement venues, recreation centers and any other business venue in which the sale of the Licensed Products would constitute a subsidiary business.

8. CRAFT STORE: A retail store that carries as its primary retail items arts and crafts supplies.

9. DEPARTMENT STORE: A retail store that operates several departments carrying higher-priced brands of apparel and non-apparel. Examples include, without limitation, Macy's, Dillards, Nordstrom, Woodward and Lothrop, JC Penney, Boscov's, Sears, May Co., Federated Group, Carson Pirie Scott, Dayton Hudson, Bon Ton, Belks, Strawbridge & Clothier, Jacobson and Bloomingdales.

10. DIRECT RETAILER: An organization that markets products directly to consumers without using retail space through the mediums of television or catalog.

11. DISCOUNT STORE: A retail store that operates several departments carrying lower-priced brands of apparel and nonapparel with limited service. Examples include, without limitation, Wal-Mart, Kmart, Bradlees, Roses, Hills, Caldor, Venture, Target, Shopko, and Ames.

12. DISTRIBUTOR: Defined as Third Party Distributor in Paragraph 9c of the License.

13. DRUG STORE: A retail store that carries as its primary retail items pharmaceuticals, health and beauty aids, and convenience items. Examples include, without limitation, OSCO, Walgreen, and Eckert.

14. FAN SHOP: A retail store that carries as its primary retail item licensed products of the NFL, National Basketball Association, National Hockey League, Major League Baseball, and the National Collegiate Athletic Association. Examples include, without limitation, Pro Image, Team Spirit and Stadium Stuff.

15. FOOTWEAR SPECIALTY STORE: A retail store that carries as its primary retail item athletic footwear and also carries, in limited quantities, licensed apparel and headwear. Examples include, without limitation, Foot Locker, FootAction, and Athletes Foot.

16. FUND RAISING: An organization, including Licensee, that markets products through various channels such as schools for the purpose of raising money for educational or charitable causes. NFLP must approve each educational or charitable cause.

17.  GALLERY: A retail store that carries as its primary retail item artwork.

18. GIFT/FLOWER SHOP: A retail store that carries as its primary retail items gifts, novelties or flowers.

19. GROCERY STORE: A retail store that carries as its primary retail items food and household products. Examples include, without limitation, A & P, Shop Rite, Vons, Jewel, and Food Town.

20. HARDWARE: A retail store that carries as its primary retail items hardware products. Examples include, without limitation, True Value, Ace and Cotter.

21. HOBBY STORE: A retail store that carries as its primary retail item collectible products.

22. HOME SPECIALTY STORE: A retail store that carries as its primary retail items furniture and home products. Examples include, without limitation, Home Place, Home Depot, Linens'N Things, and Bed Bath and Beyond.

23. JEWELRY STORE: A retail store that carries as its primary retail item jewelry. Examples include, without limitation, Adler Jewelers.

24. MEMBERSHIP CLUB WAREHOUSE STORE: A retail store that markets products to members only. Examples include, without limitation, BJ's Wholesale Club.

25. MILITARY BASE: The military bases of the United States and its territories and possessions.

26. OFFICE SUPPLY: A retail store that carries as its primary retail items office supplies. Examples include, without limitation, Office Max and Staples.

27. SPORTING GOODS Store: A retail store that carries as its primary retail items licensed apparel, athletic footwear and sporting goods equipment. Examples include, without limitation, Champ's, Herman's, Koenig's, The Sports Authority, Sportmart, Gart Brothers, and Modells.

28. STADIUM SHOP/STADIUM CONCESSIONAIRE: A store or vendor that carries as its primary retail item Licensed Products of the NFL and is located at the training facilities or stadium of a Member Club.

29. TOY/CHILDREN'S STORE: A retail store that carries as its primary retail items toys. Examples include, without limitation, Toys'R Us, Kids'R Us, and Babies'R Us.

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